EXHIBIT 23.3

                  Consent of Ralph E. Davis Associates, Inc.


The Board of Directors
Delta Petroleum Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Delta Petroleum Corporation and in the related Prospectus (collectively, the "Registration Statement") of the Delta Petroleum Corporation Annual Report on Form 10-K for the year ended June 30, 2005, which includes our name and information regarding our review of the reserve estimates or Delta Petroleum Corporation. We further consent to the use of our name in the "Experts" section of the Registration Statement.

                                       RALPH E. DAVIS ASSOCIATES, INC.

                                       /s/ Allen C. Barron, P.E.
                                       Allen C. Barron, P.E.
                                       President

Houston, Texas
October 14, 2005